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                                                                      EXHIBIT 21

                       SUBSIDIARIES OF U.S. CONCRETE, INC.

Central Concrete Supply Co., Inc.
Superior Concrete Materials, Inc.
Titan Concrete Industries, Inc.
Ready Mix Concrete Company of Knoxville
San Diego Precast Concrete, Inc.
AFTM Corporation
Beall Industries, Inc.
Beall Management, Inc.
Beall Concrete Enterprises, Ltd.
Beall Investment Corporation, Inc.
Atlas-Tuck Concrete, Inc.
B.W.B., Inc. of Michigan
Superior Materials, Inc.
Central Precast Concrete, Inc.
Eastern Concrete Materials, Inc.
Sierra Precast, Inc.
American Concrete Products, Inc.
Smith Pre-Cast, Inc.
Central Concrete Corp.
Wyoming Concrete Industries, Inc.
Builders' Redi-Mix, LLC
USC Atlantic, Inc.
USC Management Co., L.P.
USC Michigan, Inc.
USC Midsouth, Inc.
USC GP, Inc.
USC LP, Inc.